press release

For more information, please contact:
Maiden Holdings, Ltd.
Devora M. Goldenberg
441.292.7090
info@maiden.bm

For immediate release
July 30, 2008

Maiden Holdings, Ltd. Reports Second Quarter Net Income of $13.8 million

Maiden Holdings, Ltd. (NASDAQ: MHLD), today reported net income of $13.8 million and net premium written of $171.3 million for the second quarter ended June 30, 2008. Earnings per share for the second quarter were $0.23.

Second Quarter and Six Months 2008 Highlights:

•	Net premium written for second quarter 2008 was $171.3 million
•	Net premium written for six months ended June 30, 2008 was $273.7 million
•	Net income for the second quarter was $13.8 million
•	Net income for six months ended June 30, 2008 was $26.3 million
•	Return on equity for the second quarter was 10.4% on an annualized basis
•	Return on equity for six months ended June 30, 2008 on an annualized basis was 9.8%
•	Quarterly earnings per basic share for second quarter 2008 was $0.23
•	Earnings per basic share for six months ended June 30, 2008 was $0.44
•	The combined ratio for the second quarter was 92.3%
•	The combined ratio for six months ended June 30, 2008 was 92.4%

Second Quarter 2008 Results:

Revenue:

Net written premium for the second quarter was $171.3 million and net earned premium was $77.3 million. Net investment income was $7.8 million for the quarter ended June 30, 2008. For the six months ended June 30, 2008, net written premium was $273.7 million and net earned premium was $142.6 million. Net investment income for the six months was $15.4 million.

Expenses:

The Company’s loss ratio for the second quarter 2008 was 56.4%. The Company’s expenses for the second quarter 2008 were $27.7 million resulting in an expense ratio of 35.9% for the quarter. The Company’s loss ratio for six months ended June 30, 2008 was 57.1% and the expense ratio was 35.4%.

Other Matters:

Shareholders’ Equity as of June 30, 2008 increased to $536.7 million from $530.6 million as of March 31, 2008. During the second quarter the Company announced a dividend of $0.05.

Conference Call:

On July 31, 2008 at 3:00 p.m. Atlantic Time (2:00 p.m. ET), the Company will hold a conference call that can be accessed as follows:

Toll Dial-in (International Callers): 719.325.4845
Toll-free Dial-in: 877.340.7913
Webcast: http://www.maiden.bm

In order to participate in the conference call, you must register at http://www.maiden.bm.

A replay of the conference call will be available starting at 5:00 p.m. Atlantic Time on Thursday, July 31, 2008 through Wednesday, August 6, 2008 by dialing toll 719.457.0820 or toll-free 888.203.1112. The passcode for the replay is 4188502. Replay of the webcast will also be available at http://www.maiden.bm.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda holding company formed in May, 2007 to offer customized reinsurance products and services, through Maiden Insurance Company, Ltd., its wholly owned Bermuda reinsurance subsidiary, to small and mid-size insurance companies in the United States and Europe.

Forward Looking Statement

This release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. The Company undertakes no obligation to publicly update any forward-looking statements.
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Maiden Holdings, Ltd.
Income Statement
(in thousands (000's), except per share data)
(Unaudited)

	For the Three Months Ended June 30, 2008	Period from May 31 to June 30, 2007	For the Six Months Ended June 30, 2008	Period from May 31 to June 30, 2007
Revenues:
Premium income:
Net premiums written	$171,251	$-	$273,683	$-
Change in unearned premiums	(93,913)	-	(131,040)	-
Net earned premium	77,338	-	142,643	-
Net investment income	7,763	59	15,372	59
Net realized investment gains	39	-	163	-
Total revenues	85,140	59	158,178	59
Expenses:
Loss and loss adjustment expenses	43,610	-	81,446	-
Commission and other acquisition expenses	25,498	-	46,758	-
Salaries and benefits	615	-	1,147	-
Other operating expenses	1,625	136	2,519	136
Total expenses	71,348	136	131,870	136

Net income	$13,792	$(77)	26,308	$(77)

Basic and diluted earnings per common share	$0.23	$(0.02)	0.44	$(0.02)
Dividends declared per common share	$0.05	$-	0.10	$-

Weighted average number of basic and diluted shares outstanding	59,550,000	4,026	59,550,000	4,026

Combined ratio	92.3%	N/A	92.4%	N/A
Annualized return on equity	10.4%	-3.80%	9.8%	-3.80%

Maiden Holdings, Ltd.
Balance Sheet
(in thousands (000's), except per share data)

	(Unaudited) 30-Jun-08	31-Dec-07
Assets
Fixed maturities, available-for-sale, at fair value (amortized cost $752,990 ; $488,765)	$721,496	$474,789
Other investments, at fair value (cost $15,199; $15,176)	12,134	15,656
Total investments	733,630	490,445
Cash and cash equivalents	74,170	35,729
Accrued investment income	4,827	3,204
Reinsurance balances receivable, net	101,933	27,990
Loan to related party	167,975	113,542
Prepaid expenses and other assets	62	454
Deferred commission and other acquisition costs	91,011	44,215
Furniture and equipment, net	70	29

Total Assets	$1,173,678	$715,608
Liabilities and Shareholders’ Equity
Liabilities
Loss and loss adjustment expense reserves	$83,340	$38,508
Unearned premiums	268,206	137,166
Accrued expenses and other liabilities	4,175	2,589
Due to broker	26,660	-
Securities sold under agreements to repurchase, at contract value	254,557	-

Total Liabilities	636,938	178,263

Shareholders’ Equity:
Common shares	596	596
Additional paid-in capital	530,038	529,647
Accumulated other comprehensive loss	(34,845)	(13,496)
Retained earnings	40,951	20,598
Total Shareholders’ Equity	536,740	537,345
Total Liabilities and Shareholders’ Equity	$1,173,677	$715,608

Book value per share	$9.01	$9.02

Common shares outstanding	59,550,000	59,550,000